Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of July 29, 2019, by and among Sunnova Energy Corporation, a Delaware corporation (“SEC”), Sunnova Energy International Inc., a Delaware corporation and wholly owned subsidiary of SEC (“Holdings”), and Sunnova Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Holdings (“Merger Sub”).

RECITALS

WHEREAS, on the date hereof, SEC has the authority to issue 350,000,000 shares, consisting of: (i) 180,000,000 shares of Series A Common Stock, par value $0.01 per share (the “SEC Series A Common Stock”), of which 20,093,529 shares are issued and outstanding; (ii) 20,000,000 shares of Series B Common Stock, par value $0.01 per share (the “SEC Series B Common Stock” and, together with the SEC Series A Common Stock, the “SEC Common Stock”), of which 55,695 shares are issued and outstanding; (iii) 110,000,000 shares of Series A Convertible Preferred Stock, par value $0.01 per share (the “SEC Series A Preferred Stock”), of which 104,819,659 shares are issued and outstanding; and (iv) 40,000,000 shares of Series C Convertible Preferred Stock, par value $0.01 per share (the “SEC Series C Preferred Stock” and, together with the SEC Series A Preferred Stock, the “SEC Preferred Stock”), of which 30,344,827 shares are issued and outstanding.

WHEREAS, as of the Effective Time (as defined below), Holdings will have the authority to issue 350,000,000 shares, consisting of: (i) 180,000,000 shares of Series A Common Stock, par value $0.01 per share (the “Holdings Series A Common Stock”); (ii) 20,000,000 shares of Series B Common Stock, par value $0.01 per share (the “Holdings Series B Common Stock” and, together with the Holdings Series A Common Stock, the “Holdings Common Stock”); (iii) 110,000,000 shares of Series A Convertible Preferred Stock, par value $0.01 per share (the “Holdings Series A Preferred Stock”); and (iv) 40,000,000 shares of Series C Convertible Preferred Stock, par value $0.01 per share (the “Holdings Series C Preferred Stock” and, together with the Holdings Series A Preferred Stock, the “Holdings Preferred Stock”).

WHEREAS, as of the date hereof, Merger Sub has the authority to issue 5,000 shares of common stock, par value $0.01 per share (the “Merger Sub Common Stock”), of which 5,000 shares are issued and outstanding on the date hereof and owned by Holdings.

WHEREAS, as of the Effective Time, the designations, rights, powers and preferences, and the qualifications, limitations and restrictions of the Holdings Series A Common Stock, Holdings Series B Common Stock, Holdings Series A Preferred Stock and Holdings Series C Preferred Stock will be the same as those of the SEC Series A Common Stock, SEC Series B Common Stock, SEC Series A Preferred Stock and SEC Series C Preferred Stock, respectively.

WHEREAS, the Amended and Restated Certificate of Incorporation of Holdings (the “Holdings Charter”) and the Amended and Restated Bylaws of Holdings (the “Holdings Bylaws”), which will be in effect immediately following the Effective Time, contain provisions identical to the Sixth Amended and Restated Certificate of Incorporation of SEC (the “SEC Charter”) and the Second Amended and Restated Bylaws of SEC (the “SEC Bylaws”),

respectively, in effect as of the date hereof and that will be in effect immediately prior to the Effective Time (other than as permitted by Section 251(g) of the Delaware General Corporation Law (the “DGCL”)).

WHEREAS, Holdings and Merger Sub are newly formed corporations organized for the sole purpose of participating in the transactions herein contemplated and actions related thereto, own no assets (other than Holdings’ ownership of Merger Sub and nominal capital) and have taken no actions other than those necessary or advisable to organize the corporations and to effect the transactions herein contemplated and actions related thereto.

WHEREAS, SEC desires to reorganize into a holding company structure pursuant to Section 251(g) of the DGCL, under which Holdings would become a holding company, by the merger of Merger Sub with and into SEC, with SEC surviving as a wholly owned subsidiary of Holdings (the “Merger”), and with each outstanding share of SEC Series A Common Stock, SEC Series B Common Stock, SEC Series A Preferred Stock and SEC Series C Preferred Stock as of immediately prior to the Effective Time being converted in the Merger into one share of Holdings Series A Common Stock, Holdings Series B Common Stock, Holdings Series A Preferred Stock or Holdings Series C Preferred Stock, respectively (together with the Merger, the “Reorganization”).

WHEREAS, the Boards of Directors of each of SEC, Holdings and Merger Sub have unanimously declared that this Agreement and the transactions contemplated hereby, including the Reorganization, are advisable and in the best interest of SEC, Holdings and Merger Sub, respectively, and their respective stockholders;

WHEREAS, the Boards of Directors of each of SEC, Holdings and Merger Sub have unanimously authorized and approved this Agreement, the Reorganization and the performance of the transactions contemplated by this Agreement;

WHEREAS, immediately following the execution and delivery of this Agreement, Holdings, in its capacity as the sole stockholder of Merger Sub, shall approve and adopt the Merger, this Agreement and, to the extent applicable, the other transactions described herein upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Merger is intended to constitute a tax-deferred transfer of property under Section 351(a) of the Code or a tax-deferred reorganization described in Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code (as defined herein).

NOW THEREFORE, in consideration of the foregoing and of the covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with Section 251(g) of the DGCL, at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into SEC, the separate corporate existence of Merger Sub shall thereupon cease and SEC shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”). At the Effective Time, the effects of the Merger shall be as provided in this Agreement and in Section 259 of the DGCL.

SECTION 1.2 Filing Certificate of Merger; Effective Time. As soon as practicable following the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth in Article V, if this Agreement shall not have been terminated prior thereto as provided in Section 6.1, SEC shall cause a certificate of merger (the “Certificate of Merger”) meeting the requirements of the DGCL to be properly executed and filed in accordance with such sections and otherwise make all other filings or recordings as required by the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as shall be designated in the Certificate of Merger (the “Effective Time”).

ARTICLE II

CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

SECTION 2.1 Name of Surviving Corporation. The name of the Surviving Corporation shall be “Sunnova Energy Corporation.”

SECTION 2.2 Certificate of Incorporation of Surviving Corporation. From and after the Effective Time, the Certificate of Incorporation of SEC as in effect immediately prior to the Effective Time shall remain unchanged and shall be the Certificate of Incorporation of the Surviving Corporation until thereafter further amended as provided therein and in accordance with the DGCL, except as follows:

(i)	The first sentence of Section IV.1 of Article IV thereof shall be amended and restated in its entirety in the Merger as follows:

“The total number of shares of capital stock which the Corporation shall have the authority to issue shall be (i) two (2) shares of convertible preferred stock having a par value of $0.01 per share (“Convertible Preferred Stock”), (a) of which, one (1) share is designated as the “Series A Convertible Preferred Stock” and (b) of which, one (1) share is designated as the “Series C Convertible Preferred Stock”; and (ii) four thousand nine hundred ninety eight (4,998) shares of common stock having a par value of $0.01 per share (“Common Stock”).”

(ii)	The first paragraph of Section IV.2 of Article IV thereof shall be amended and restated in its entirety in the Merger as follows:

“The Corporation shall have two classes of Common Stock: Series A Common Stock and Series B Common Stock. The Corporation shall have the authority to issue four thousand nine hundred ninety seven (4,997) shares of Series A Common Stock and one (1) share of Series B Common Stock.”

(iii)	A new Article XI thereof shall be added thereto in the Merger, which shall read in its entirety as follows:

“Any act or transaction by or involving the Corporation, other than the election or removal of directors of the Corporation, that requires for its adoption under the DGCL or this Certificate of Incorporation the approval of the stockholders of the Corporation shall, pursuant to and in accordance with Section 251(g) of the DGCL, require, in addition, the approval of the stockholders of Sunnova Energy International Inc., a Delaware corporation, or any successor thereto by merger, by the same vote that is required by the DGCL or this Certificate of Incorporation, as the case may be.”

SECTION 2.3 Bylaws of Surviving Corporation. From and after the Effective Time, the Bylaws of SEC as in effect immediately prior to the Effective Time shall remain unchanged and shall be the Bylaws of the Surviving Corporation until thereafter further amended as provided therein and in accordance with the DGCL and the Certificate of Incorporation of the Surviving Corporation.

SECTION 2.4 Directors of Surviving Corporation. From and after the Effective Time, the directors of SEC immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each such director to serve in such capacity until his or her successor is duly elected and qualified or his or her earlier death, resignation or removal.

SECTION 2.5 Officers of Surviving Corporation. From and after the Effective Time, the officers of SEC immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each such officer to serve in such capacity until his or her successor is duly elected or appointed or his or her earlier death, resignation or removal.

SECTION 2.6 Directors and Officers of Holdings. Prior to the Effective Time, SEC, in its capacity as the sole stockholder of Holdings, agrees to take or cause to be taken all such actions as are necessary to cause those persons serving as the directors and officers of SEC immediately prior to the Effective Time to be elected or appointed as the directors and officers of Holdings (to the extent the officers and directors of Holdings and SEC are not already identical), each such person to have the same office(s) with Holdings (and the same committee memberships in the case of directors) as he or she held with SEC, with the directors to serve until their respective successors are elected and qualified (or their earlier death, disability or retirement).

SECTION 2.7 Certificate of Incorporation of Holdings. On or prior to the Effective Time, (i) the Board of Directors of Holdings shall have approved, and the Company, in its capacity as sole stockholder of Holdings, shall have adopted, the Holdings Charter, and the Holdings Charter shall have been filed with the Secretary of State of the State of Delaware and shall have become effective, and (ii) the Holdings Bylaws shall have been adopted and shall be in full force and effect.

ARTICLE III

CANCELLATION AND CONVERSION OF STOCK

SECTION 3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of either SEC, Holdings or Merger Sub:

(a) Conversion of Merger Sub Shares. All of the issued and outstanding shares of Merger Sub Common Stock, par value $0.01 per share, as of immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into an aggregate number of one 4,997 validly issued, fully paid and nonassessable shares of SEC Series A Common Stock.

(b) Conversion of SEC Shares. Each issued and outstanding share of SEC Series A Common Stock as of immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into one validly issued, fully paid and nonassessable share of Holdings Series A Common Stock. Each issued and outstanding share of SEC Series B Common Stock as of immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into one validly issued, fully paid and nonassessable share of Holdings Series B Common Stock. Each issued and outstanding share of SEC Series A Preferred Stock as of immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into one validly issued, fully paid and nonassessable share of Holdings Series A Preferred Stock. Each issued and outstanding share of SEC Series C Preferred Stock as of immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into one validly issued, fully paid and nonassessable share of Holdings Series C Preferred Stock, par value $0.01 per share. Each share of SEC Common Stock or SEC Preferred Stock owned by SEC as treasury stock immediately prior to the Effective Time shall automatically be cancelled and no consideration shall be delivered or deliverable therefor.

(c) Cancellation of Holdings Shares. SEC shall surrender each issued and outstanding share of Holdings Common Stock, par value $0.01 per share, that is owned immediately prior to the Effective Time by SEC shall automatically be for cancellation, and each such share shall thereupon be cancelled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in connection with such cancellation therefor.

(d) Effect on Stock-Based Awards and Plans.

(i)

Conversion of Stock Options. At the Effective Time, all options to acquire SEC Common Stock (“Company Stock Options”) that are outstanding and unexercised immediately prior to the Effective Time shall cease to represent a right to acquire SEC Common Stock and shall be converted automatically into an option to acquire the corresponding series of Holdings Common Stock (the “Adjusted Options”), in each case, with respect to the same number of shares and the same exercise price. The duration and other terms of an Adjusted Option shall otherwise remain the same as the Company Stock Option from which it was converted except that all references to SEC in such Company Stock Option shall be deemed to be references to Holdings.

(ii)

Assumption of Stock-Based Compensation Plans. As of the Effective Time, by virtue of the merger and without the need of any further corporate action by Holdings, Holdings shall assume, by virtue of the Merger, SEC’s rights and obligations under the stock-based benefit and compensation plans and programs and agreements providing for the grant or award of stock options to the employees, consultants and directors of SEC and its affiliates, as listed on Exhibit A (collectively, the “Stock Plans”). Each employee benefit plan or arrangement sponsored or maintained by SEC other than the Stock Plans shall remain solely an obligation of SEC, and Holdings shall not assume or be responsible for such plans or arrangements other than the Stock Plans.

(iii)	Other Actions. Prior to the Effective Time, SEC and Holdings shall adopt such corporate resolutions as may be necessary to effectuate the provisions of this Section 3.1(d).

SECTION 3.2 Direct Registration of Holdings Shares.

(a)    From and after the Effective Time, record ownership of the Holdings Common Stock and Holdings Preferred Stock issued in accordance with Section 3.1(b) shall be kept in uncertificated, book entry form by Holdings. Following the Effective Time, any certificate representing shares of SEC Common Stock or SEC Preferred Stock immediately prior to the Effective Time shall be surrendered by the holder of the shares formerly represented by such certificate to SEC automatically represent the same number of shares of Holdings Common Stock or Holdings Preferred Stock without further act or deed by the SEC stockholders and record of such ownership shall be kept in uncertificated, book entry form by Holdings unless a replacement physical certificate is requested for cancellation.

(b)    From and after the Effective Time, holders of SEC Common Stock as of immediately prior to the Effective Time will cease to be, and will have no rights as, stockholders of SEC, other than the right to receive the applicable shares of Holdings Common Stock pursuant to Section 3.1(b). At the Effective Time, holders of SEC Preferred Stock as of immediately prior to the Effective Time will cease to be, and will have no rights as, stockholders of SEC, other than the right to receive the applicable shares of Holdings Preferred Stock pursuant to Section 3.1(b). At the Effective Time, the stock transfer books of SEC shall be closed and from and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of SEC Common Stock and SEC Preferred Stock that were outstanding immediately prior to the Effective Time.

SECTION 3.3 No Dissenters’ Rights. There are no dissenters’ rights or appraisal rights available to holders of SEC Common Stock or SEC Preferred Stock under the DGCL in connection with the Merger.

ARTICLE IV

CONDITIONS PRECEDENT

The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of the following conditions:

(a) None of the parties hereto shall be subject to any decree, order or injunction of any court of competent jurisdiction, whether in the U.S. or any other country, that prohibits the consummation of the Merger.

(b) Other than the filing of the Certificate of Merger provided for under Article I, all consents and authorizations of, filings or registrations with, and notices to, any governmental or regulatory authority required to consummate the Merger and the other transactions contemplated hereby shall have been obtained or made.

ARTICLE V

TERMINATION, AMENDMENT AND WAIVER

SECTION 5.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by action of the Board of Directors of SEC.

SECTION 5.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 5.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of SEC, Holdings or Merger Sub.

SECTION 5.3 Amendment. This Agreement may be amended by the parties hereto at any time; provided, however, that, any amendment effected subsequent to stockholder approval shall be subject to the restrictions contained in the DGCL. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 5.4 Waiver. At any time prior to the Effective Time, to the extent permitted by applicable law, the parties may waive compliance with any of the agreements or covenants contained in this Agreement, or may waive any of the conditions to consummation of the Merger contained in this Agreement. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VI

COVENANTS

SECTION 6.1 Further Assurances. Each of SEC, Holdings and Merger Sub shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or reasonably appropriate to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions provided for herein.

ARTICLE VII

GENERAL PROVISIONS

SECTION 7.1 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 7.2 Entire Agreement. This Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

SECTION 7.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws that would apply any other law.

SECTION 7.4 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto.

SECTION 7.5 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

SECTION 7.6 Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

SECTION 7.7 Tax Treatment. For U.S. federal income tax purposes, the Merger shall be treated as a contribution of all of the SEC Common Stock and SEC Preferred Stock to Holdings by the holders of such stock in exchange for the Holdings Common Stock and Holdings Preferred Stock, respectively, in a transaction governed by Section 351(a) of the Code (in which the separate corporate existence of Merger Sub shall be disregarded for such purposes) or as a merger treated as a tax-deferred reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

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IN WITNESS WHEREOF, SEC, Holdings and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SUNNOVA ENERGY CORPORATION, a Delaware corporation

By:	/s/ William J. Berger
	Name:	William J. Berger
	Title:	Chairman of the Board, President and Chief Executive Officer

SUNNOVA MERGER SUB INC., a Delaware corporation

By:	/s/ William J. Berger
	Name:	William J. Berger
	Title:	Chairman of the Board, President and Chief Executive Officer

SUNNOVA ENERGY INTERNATIONAL INC., a Delaware corporation

By:	/s/ William J. Berger
	Name:	William J. Berger
	Title:	Chairman of the Board, President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

STOCK PLANS

1.	Stock Option Plan of Sunnova Energy Corporation

2.	Sunnova Energy Corporation 2013 Stock Option Plan